Exhibit 10.5
AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (this “Amendment”), dated October 23, 2017, to the Employment Agreement (the “Agreement”) dated as of March 13, 2017 by and between Realogy Holdings Corp. (the “Company”) and Richard A. Smith (“Executive”).

WHEREAS, the Agreement governs the terms of Executive’s employment with the Company;

WHEREAS, unless otherwise defined herein, the defined terms used herein shall have the same meaning as set forth in the Agreement; and

WHEREAS, based upon the recommendation of its Compensation Committee, the Board of Directors has approved this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 2(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a)    Executive shall be assigned with the duties and responsibilities of Chairman and Chief Executive Officer as may reasonably be assigned to Executive from time to time by the Board of Directors of the Company (the “Board”). While serving as Chairman and Chief Executive Officer, Executive shall perform such duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar executive capacity at a similar company, it being understood that his primary duties shall include the transition of Chief Executive Officer responsibilities to the President and Chief Operating Officer of the Company or other potential successor(s). Effective as of the earlier of (i) the date the Board appoints a successor person or persons as Chairman and/or Chief Executive Officer to assume these roles from Executive and (ii) December 31, 2017 (the “Transition Date”), Executive’s employment shall terminate pursuant to Section 7(d) and Executive shall resign from the Board of Directors and as an officer and director of the Company’s affiliates as of the Transition Date.”

2.	The first sentence of Section 3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“For 2017, Executive shall be eligible to receive annual cash incentive compensation (the “Incentive Compensation”).”

3.	The last sentence of Section 3(b) of the Agreement shall be deleted in its entirely and replaced with the following:

“Such annual cash bonus shall be paid (without pro-ration) in no event later than March 15, 2018, provided that Executive is employed by the Company or one of its affiliates through the date specified in the 2017 annual cash bonus plan (or, if earlier, the Transition Date) and any performance targets established by the Committee for 2017 have been achieved.”

4.	Section 3(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c)    Long-Term Incentive Compensation. In respect of the long-term incentive award granted to the Executive in 2017 (the “2017 LTI Award”), in the event that the Executive’s employment is terminated pursuant to Section 7(d) of this Agreement, the one-year waiting period for “retirement” eligibility shall not apply to the 2017 LTI Award.”

5.	A new Section 4(e) of the Agreement shall be added as follows:

“(e)    Pre-2014 Options. Executive’s stock options outstanding as of October 23, 2017 that were granted between January 1, 2012 and December 31, 2013 (the “Pre-2014 Options” shall be modified to add certain retirement protections in accordance with Exhibit B attached hereto.”

6.	Section 5(f) of the Agreement shall be deleted in its entirety and replaced with the following:

“(f)    Termination by Executive for Good Reason. Executive may terminate employment with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Executive’s consent: (i) Executive no longer serving as the Chief Executive Officer of the Company or his removal from his position as Chairman of the Board; (ii) a reduction in Base Salary or 2017 Target Bonus opportunity; or (iii) a material breach by the Company of a material provision of this Agreement (which for the avoidance of doubt does not include the delegation of duties or transition of responsibilities of Executive to the President and Chief Operating Officer of the Company or other potential successor(s) prior to the Transition Date as directed by the Board). Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition, and the

Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder. In the event the Company is unable to remedy the Good Reason condition in all material respects within the thirty (30) day period, Executive may terminate employment with the Company for Good Reason within thirty (30) days following the expiration of such thirty (30) day period. Notwithstanding the foregoing, no such notice of Good Reason shall be required or cure remedy be available upon Executive no longer serving as the Chief Executive Officer of the Company or Chairman of the Board as of the Transition Date and the Company’s ability to cure shall not apply. If none of (i), (ii) or (iii) above has occurred, Good Reason shall also occur on December 31, 2017 and no notice of Good Reason shall be required in the event of Good Reason pursuant to this sentence.”

7.	Section 7(e) of the Agreement shall be deleted in its entirety and replaced with the following:

“(e)    [Intentionally Blank]”

8.	Section 7(f) of the Agreement shall be deleted in its entirety and replaced with the following:

“(f)    [Intentionally Blank]”

9.
The first sentence of Section 12(e) of the Agreement is amended to add the following at the end of such sentence: “and the Amendment dated October 23, 2017.” and the second sentence is amended to add the following at the end of such sentence “and with respect to the negotiation of the Amendment dated October 23, 2017 an amount not to exceed $10,000.”

10.	The following new Exhibit B shall be added at the end of the Agreement:

“The Pre-2014 Options were granted pursuant to either the Realogy Holdings Corp. 2007 Stock Incentive Plan (the “2007 Plan”) or the Realogy Holdings Corp. 2012 Long-Term Incentive Plan (the “2012 Plan”) and, in each case, are governed by the terms of the 2007 Plan or 2012 Plan, as applicable, and an award agreement. Capitalized terms used in this Exhibit B and not otherwise defined herein shall have the respective meanings ascribed to such terms in the 2007 Plan or 2012 Plan, as applicable, or the applicable award agreement.

“Retirement” shall mean a Separation from Service (as defined in Section 409A of the Code) with the Company and all Affiliates (other than for Cause) after attaining eligibility for Retirement. The Optionee attains eligibility for Retirement upon the earlier of (a) age

65 or (b) age 55 with at least ten (10) whole years of consecutive service starting from the Optionee’s most recent hire date with the Company and all Affiliates.

1. In respect of Pre-2014 Options granted under the 2007 Plan, Section 7 of the Award Agreement will be replaced with the following:

Section 7. Termination.

(a) The Option shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect on the tenth anniversary of the Grant Date, unless the Option is terminated earlier upon the latest to occur of the following events:

(i) the 180th day following the Termination of Relationship in the case of a Termination of Relationship for death or Disability;

(ii) the 90th day following the Termination of Relationship in the case of a Termination of Relationship without Cause or for Good Reason;

(iii) the date that is three (3) years following the final vesting date on the Vesting Schedule in the case of a Termination of Relationship due to Retirement;

(iv) the 60th day following the Termination of Relationship in the case of a Termination of Relationship occurring because the Optionee resigns his or her employment without Good Reason; and

(v) the day of the Termination of Relationship in the case of a Termination of Relationship with Cause.

(b) Except as otherwise provided in the Plan, upon a Termination of Relationship for any reason, the unvested portion of the Option (i.e., that portion which does not constitute Vested Options) shall immediately terminate and be forfeited on the date the Termination of Relationship occurs.

2. In respect of Pre-2014 Options granted under the 2012 Plan, Section 3.3 of the Award Agreement will be replaced with the following:

3.3    Expiration of Option. The Option shall terminate and may not be exercised to any extent by anyone on or after the Expiration Date set forth in the Notice, unless the Option is terminated earlier upon the latest to occur of the following events:

(a)    The date that is sixty (60) days from the date of the Optionee’s termination of employment or other service by the Optionee without Good Reason;

(b)    The date that is ninety (90) days from the date of the Optionee’s termination of employment or other service by the Company without Cause or by the Optionee for Good Reason;

(c)    The expiration of one hundred and eighty (180) days from the date of the Optionee’s termination of employment or other service by reason of the Optionee’s death or Disability;

(d)    The date that is three (3) years following the final vesting date on the Vesting Schedule in the event of the Optionee’s termination of employment or other service due to Retirement; and

(e)    The start of business on the date of the Optionee’s termination of employment or other service by the Company for Cause.”

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

REALOGY HOLDINGS CORP.

By: /s/ Sunita Holzer
Name: Sunita Holzer
Title:    Executive Vice President and Chief Human Resources Officer

/s/ Richard A. Smith
Richard A. Smith